                                                                    Exhibit 99.1

                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------


Board of Directors
The BigHub.com, Inc. and subsidiary

We have audited the accompanying consolidated balance sheet of The BigHub.com, Inc. and subsidiary (the "Company") as of October 31, 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the period then ended (as restated - see Note
2). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of October 31, 1999, and the results of their operations and their cash flows for each of the two years in the period then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the attached consolidated financial statements, the Company has incurred total losses of $4,460,812 (as restated - see Note 2) over the last two fiscal years, and has working capital deficit of approximately $3,039,196 at October 31, 1999. These factors raise substantial doubt about the Company's ability to continue as a going concern. As discussed in Note 1, the ability of the Company to continue in existence is dependent primarily upon obtaining additional debt and equity financing for marketing, software development and the funding of operations as well as the generating of income from strategic alliances and sales of products and services. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


                                                                  CORBIN & WERTZ

Irvine, California
December 23, 1999

                      The BigHub.com, Inc. and Subsidiary
                     (formerly known as iSleuth.com, Inc.)

                          Consolidated Balance Sheet

                               October 31, 1999

                             Assets
Current assets:
   Cash                                                                                         $          87,858
   Accounts receivable                                                                                      5,133
                                                                                                 ----------------
         Total current assets                                                                              92,991

Property and equipment, net                                                                             1,502,226

Other assets                                                                                                1,800
                                                                                                 ----------------
                                                                                                $       1,597,017
                                                                                                 ================
             Liabilities and Stockholders' Deficit

Current liabilities:
   Accounts payable                                                                             $       1,199,503
   Accrued liabilities                                                                                    197,512
   Related party payables                                                                                 785,172
   Notes payable to related parties                                                                       950,000
                                                                                                 ----------------
         Total current liabilities                                                                      3,132,187
                                                                                                 ----------------

Commitments and contingencies

Stockholders' deficit:
   Preferred stock, 25,000,000 shares authorized, $0.001 par value,
     no shares outstanding                                                                                      -
   Common stock, 50,000,000 shares authorized, $0.001 par value,
     16,105,976 shares outstanding                                                                         16,106
   Additional paid-in capital                                                                           4,232,628
   Accumulated deficit                                                                                 (5,783,904)
                                                                                                 ----------------
         Total stockholders' deficit                                                                   (1,535,170)
                                                                                                 ----------------
                                                                                                $       1,597,017
                                                                                                 ================


                     See independent auditors' report and
            accompanying notes to consolidated financial statements

                      The BigHub.com, Inc. and Subsidiary
                     (formerly known as iSleuth.com, Inc.)

                     Consolidated Statements of Operations


                                                                                                   Year Ended
                                                                                                   October 31,
                                                                            Year Ended                1998
                                                                            October 31,           (As restated -
                                                                             31, 1999              See Note 2)
                                                                        --------------------    --------------------
Net sales                                                               $         35,914        $           6,292

Cost of sales                                                                      6,757                      178
                                                                         ---------------         ----------------
Gross profit                                                                      29,157                    6,114
                                                                         ---------------         ----------------
Operating expenses:
   General and administrative                                                  3,146,982                  198,403
   Depreciation                                                                  195,140                   25,174
   Asset impairment write-down                                                   228,607                        -
                                                                         ---------------         ----------------
         Total operating expenses                                              3,570,729                  223,577
                                                                         ---------------         ----------------

Loss from operations                                                          (3,541,572)                (217,463)
                                                                         ---------------         ----------------
Other income (expense)
   Interest expense                                                             (453,563)                  (6,175)
   Other expense                                                                 (28,316)                       -
                                                                         ---------------         ----------------
                                                                                (481,879)                  (6,175)
                                                                         ---------------         ----------------

Loss from continuing operations before discontinued
   operations and extraordinary gain                                          (4,023,451)                (223,638)

Discontinued operations:
   Loss from operation of discontinued healthcare
   business                                                                            -                 (357,069)
   Gain on disposal healthcare business                                                -                   76,346
                                                                         ---------------         ----------------

Loss before extraordinary item                                                (4,023,451)                (504,361)

Extraordinary item - Gain on forgiveness of debt                                  67,000                        -
                                                                         ---------------         ----------------

Net loss $                                                              $     (3,956,451)       $        (504,361)
                                                                         ===============         ================

Net loss available to common shareholders per common share:
   Loss from continuing operations                                      $          (0.59)       $           (0.32)
   Discontinued operations                                                             -                    (0.40)
   Extraordinary item                                                               0.01                        -
                                                                         ---------------         ----------------

                                                                        $          (0.58)       $           (0.72)
                                                                         ===============         ================
Weighted average number of common shares
 outstanding                                                                   7,307,582                  701,165
                                                                         ===============         ================

                     See independent auditors' report and
            accompanying note to consolidated financial statements

                      The BigHub.com, Inc. and Subsidiary
                     (formerly known as iSleuth.com, Inc.)

                 Statements of Stockholders' Equity (Deficit)


                 For The Years Ended October 31, 1999 and 1998



                                            Class A Special Preferred Stock               Preferred Stock
                                            --------------------------------     -----------------------------------
                                               Shares            Amount              Shares             Amount
                                            --------------    --------------     ---------------    ----------------
Balance, November 1, 1997                           -       $           -                   -     $            -

Directors shares cancelled in exchange for
  indemnification                                   -                   -                   -                  -
Shares issued for cash in exercise of
  warrants                                          -                   -                   -                  -
Shares issued in connection with the  1998
  private placement                                 -                   -                   -                  -
Note receivable from stockholder related to
  1998 private placement                            -                   -                   -                  -
Shares issued in connection with acquisition
  of subsidiary and exercise of option to
  purchase search engine (as restated -
 see Note 2)                                        -                   -           1,000,000              1,000
Common shares converted to preferred
  shares                                            -                   -           5,000,000              5,000
Beneficial conversion recorded as common
   stock dividend in connection with common
  shares converted to preferred shares              -                   -                   -                  -
Issuance of common shares for services
  rendered (as restated - see Note 2)               -                   -                   -                  -
Net loss (as restated - see Note 2)                 -                   -                   -                  -
                                          -----------        ------------       -------------      -------------

Balance, October 31, 1998 (as restated -
 see Note 2)                                        -                   -           6,000,000              6,000

Conversion of notes payable to stockholders
  to common shares                                  -                   -                   -                  -
Preferred shares converted to Class A
  special preferred shares                  7,750,000               7,750          (5,000,000)            (5,000)
Beneficial conversion recorded as interest
  expense in connection with preferred
  shares converted to Class A special
  preferred shares                                  -                   -                   -                  -

                                                          Common Stock                Additional
                                                 --------------------------------       Paid-in          Accumulated
                                                     Shares            Amount           Capital            Deficit         Total
                                                 ---------------   -------------    ---------------   ---------------  -------------
Balance, November 1, 1997                            302,500     $        302     $      101,910     $    (288,172)    $   (185,960)

Directors shares cancelled in exchange for
  indemnification                                   (191,333)            (191)               191                 -                -
Shares issued for cash in exercise of
  warrants                                             6,885                7            103,193                 -          103,200
Shares issued in connection with the  1998
  private placement                                  976,000              976            145,424                 -          146,400
Note receivable from stockholder related to
  1998 private placement                                   -                -            (15,000)                -          (15,000)
Shares issued in connection with acquisition
  of subsidiary and exercise of option to
  purchase search engine (as restated -
 see Note 2)                                       1,700,000            1,700            402,300                 -          405,000
Common shares converted to preferred
  shares                                            (100,000)            (100)            (4,900)                -                -
Beneficial conversion recorded as common
   stock dividend in connection with common
  shares converted to preferred shares                     -                -            735,000          (735,000)               -
Issuance of common shares for services
  rendered (as restated - see Note 2)                 24,833               25              3,700                 -            3,725
Net loss (as restated - see Note 2)                        -                -                  -          (504,361)        (504,361)
                                                ------------      -----------      -------------      ------------      -----------

Balance, October 31, 1998 (as restated -
 see Note 2)                                       2,718,885            2,719          1,471,818        (1,527,533)         (46,996)

Conversion of notes payable to stockholders
  to common shares                                 1,600,000            1,600            441,227                 -          442,827
Preferred shares converted to Class A
  special preferred shares                                 -                -             (2,750)                -                -
Beneficial conversion recorded as interest
  expense in connection with preferred
  shares converted to Class A special
  preferred shares                                         -                -            412,500                 -          412,500

                      The BigHub.com, Inc. and Subsidiary
                     (formerly known as iSleuth.com, Inc.)

           Statements of Stockholders' Equity (Deficit) - Continued

                 For The Years Ended October 31, 1999 and 1998


                                                     Class A Special Preferred Stock               Preferred Stock
                                                    --------------------------------     -----------------------------------
                                                        Shares            Amount              Shares             Amount
                                                    --------------    --------------     ---------------    ----------------
Issuance of Class A special preferred shares
  for services rendered                                  500,000                 500                -                  -
Shares issued in connection with the 1998
  private placement                                            -                   -                -                  -
Common shares redeemed for preferred
  shares                                                       -                   -       (1,000,000)            (1,000)
Class A special preferred shares redeemed
  for common shares                                   (8,250,000)             (8,250)               -                  -
Beneficial conversion recorded as preferred
  stock dividend in connection with Class A
  special preferred shares redeemed for common
  shares                                                       -                   -                -                  -
Issuance of common shares for services
  rendered                                                     -                   -                -                  -
Shares issued in connection with 1999
  private placement                                            -                   -                -                  -
Net loss                                                       -                   -                -                  -
                                                     -----------        ------------     ------------       ------------
Balance, October 31, 1999                                      -       $           -                -         $        -
                                                     ===========        ============      ===========       ============

                                                                Common Stock            Additional
                                                         --------------------------       Paid-in      Accumulated
                                                             Shares         Amount        Capital        Deficit            Total
                                                         ------------ ------------- ---------------   ---------------   ------------
Issuance of Class A special preferred shares
  for services rendered                                            -              -          74,500               -          75,000
Shares issued in connection with the 1998
  private placement                                          192,000            192          28,608               -          28,800
Common shares redeemed for preferred
  shares                                                   1,000,000          1,000               -               -               -
Class A special preferred shares redeemed
  for common shares                                       10,250,001         10,250          (2,000)              -               -
Beneficial conversion recorded as preferred
  stock dividend in connection with Class A
  special preferred shares redeemed for common
  shares                                                           -              -         299,920        (299,920)              -
Issuance of common shares for services
  rendered                                                    61,000             61           9,089               -           9,150
Shares issued in connection with 1999
  private placement                                          284,090            284       1,499,716               -       1,500,000
Net loss                                                           -              -               -      (3,956,451)     (3,956,451)
                                                        ------------    -----------   -------------   -------------    ------------

Balance, October 31, 1999                                 16,105,976   $     16,106  $    4,232,628  $   (5,783,904)  $  (1,535,170)
                                                        ============    ===========   =============   =============    ============



                     See independent auditors' report and
            accompanying notes to consolidated financial statements

                      The BigHub.com, Inc. and Subsidiary
                     (formerly known as iSleuth.com, Inc.)

                     Consolidated Statements of Cash Flows

                                                                                                   Year Ended
                                                                                                   October 31,
                                                                             Year Ended                1998
                                                                             October 31,          (As restated -
                                                                                1999                See Note 2)
                                                                        --------------------    --------------------
Cash flows from operating activities:
   Net loss                                                             $     (3,956,451)       $        (504,361)
   Adjustments to reconcile net loss to net cash
    used in operating activities:
       Depreciation                                                              195,140                   25,174
       Value of shares issued for consulting services                             84,150                    3,725
       Interest imputed on conversion of preferred
            share to Class A special preferred shares                            412,500                        -
       Impairment of property and equipment                                      228,607                        -
       Extraordinary item - Gain on forgiveness of debt                          (67,000)                       -
       Gain on disposal of health care business                                        -                  (76,346)
       Loss on disposal of property and equipment                                      -                   13,662
       Changes in operating assets and liabilities:
          Accounts receivable                                                     (5,133)                       -
          Related party payables                                                 785,172                        -
          Accounts payable and accrued liabilities                             1,312,992                  116,079
                                                                         ---------------         ----------------

   Net cash used in operating activities                                      (1,010,023)                (422,067)
                                                                         ---------------         ----------------

Cash flows used in investing activities:
   Purchases of property and equipment                                        (1,381,563)                 (63,343)
                                                                         ---------------         ----------------

Cash flows from financing activities:
   Proceeds from sale of common stock                                          1,528,800                  131,400
   Proceeds from exercise of warrants                                                  -                  103,200
   Proceeds from notes payable to related parties                                950,000                  250,002
                                                                         ---------------         ----------------

Net cash provided by investing activities                                      2,478,800                  484,602
                                                                         ---------------         ----------------

Net change in cash                                                                87,214                     (808)

Cash at beginning of year                                                            644                    1,452
                                                                         ---------------         ----------------

Cash at end of year                                                     $         87,858        $             644
                                                                         ===============         ================

Supplemental disclosure of cash flow information -
   Cash paid during the year for interest                               $              -        $          19,300
                                                                         ===============         ================
   Cash paid during the year for income taxes                           $              -        $               -
                                                                         ===============         ================

See notes to consolidated financial statements for non-cash investing and financing activities.

                     See independent auditors' report and
            accompanying notes to consolidated financial statement

                      The BigHub.com, Inc. and Subsidiary
                     (formerly known as iSleuth.com, Inc.)

                  Notes To Consolidated Financial Statements

                 For The Years Ended October 31, 1999 and 1998


NOTE 1 - GENERAL
----------------

Organization
-------------

The BigHub.com, Inc. (the "Company") (a Florida corporation) was incorporated in February 1995, under its original name, Coordinated Healthcare, Inc. ("CHI"). In July 1998, CHI changed its name to iSleuth.com, Inc. In August 1998, the Company acquired a 100% interest in Maverick Communications Corporation ("MCC"), headquartered in Knoxville, Tennessee. MCC's only substantive asset was an option to acquire an internet search engine, which was exercised shortly after the acquisition (see Note 2). The operations of the Company prior to the August 1998 acquisition reflect principally the day-to-day operations of medical clinics in the South Florida area through July 1998, when the last of the two clinics was sold. In May 1999, the Company changed its name to The BigHub.com, Inc.

NOTE 2 - BASIS OF PRESENTATION
------------------------------

Restatement of 1998 Financial Statements
----------------------------------------

Subsequent to the issuance of its 1998 audited financial statements, the Company determined that several transactions were incorrectly recorded on those financial statements. As a result, the following restatements were made:

         The estimated fair value of the Company's stock exchanged for the acquisition of MCC and for the exercise of MCC's option to acquire the search engine (see below) was incorrectly calculated. Based on the updated information as to the fair value of the stock issued (estimated to be equivalent to the PPLO price of $0.15 per share - see Note 5), the fair value of these transactions has been restated to $567,140 instead of the previously recorded $5,971,584. Also, the estimated useful life of the search engine was reduced from seven years to three years to more closely reflect the assumed future effects of technology advancements on the value of this asset. As a result of these restatements, depreciation was restated for the year ended October 31, 1998 to $25,174 from the previously recorded $66,636.

         The tax benefit of $445,000 was incorrectly recorded for the year ended October 31, 1998 based on updated information available to Company management as to the uncertain realizability of this benefit. As a result, the value of this benefit was restated to $0.

                      The BigHub.com, Inc. and Subsidiary
                     (formerly known as iSleuth.com, Inc.)

            Notes To Consolidated Financial Statements - Continued

                 For The Years Ended October 31, 1999 and 1998


NOTE 2 - BASIS OF PRESENTATION, continued
-----------------------------------------

         The expense related to common shares issued for services rendered was incorrectly calculated. Based on the updated information as to the fair value of the stock issued (estimated to be equivalent to the PPLO price of $0.15 per share - see Note 5), the fair value of this stock has been restated to $3,725 instead of the previously recorded $352,666.

         Certain capitalized costs were improperly recorded as of October 31, 1998. As a result, additional expenses of $10,977 were recorded for the year ended October 31, 1998.

Overall, the net loss was restated to $504,361 from the previously reported net loss of $438,787, and loss per share was restated to $0.72 from the previously reported $0.22.

Acquisition of MCC
------------------

The Company's total purchase price for MCC and the exercise of MCC's option to acquire the search engine was $567,140 and was comprised of 1,700,000 shares of the Company's voting common stock, valued at $255,000 (valued at $0.15 per share based on the current PPLO on the date of issuance - see Note 5), and 1,000,000 shares of the Company's preferred stock, valued at $150,000 (valued at $0.15 per share based on 1-to-1 convertibility to common shares), and the assumption of liabilities in the amount of $162,140. The acquisition was accounted for as a purchase and, accordingly, the operating results pertaining to MCC subsequent to the date of the acquisition have been included in the Company's consolidated operating results. The total purchase price was fully allocated to the search engine. The value was subsequently written down in fiscal 1999 (see below).

Since MCC's operations from November 1, 1997 through the date of acquisition were insignificant, a pro forma consolidated statement of operations for the year ended October 31, 1998 is not presented here.

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of the Company and MCC, its wholly owned subsidiary. All material intercompany transactions have been eliminated.

                      The BigHub.com, Inc. and Subsidiary
                     (formerly known as iSleuth.com, Inc.)

            Notes To Consolidated Financial Statements - Continued

                 For The Years Ended October 31, 1999 and 1998


NOTE 2 - BASIS OF PRESENTATION, continued
-----------------------------------------

Going Concern
-------------

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company's losses over the last two fiscal years of $4,460,812, its negative working capital of $3,039,196 as of October 31, 1999 and lack of profitable operational history in internet services, among other matters, raise substantial doubt about its ability to continue as a going concern. The Company intends to obtain additional debt and equity financing for marketing, software development and the funding of operations as well as to generate income from strategic alliances and sales of products and services. Management believes these funding sources will be sufficient to fund its capital expenditures, working capital requirements and other cash requirements through October 31, 2000. There is no assurance the Company will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be obtainable on terms satisfactory to the Company.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period.
Actual results could materially differ from those estimates.

Risks and Uncertainties
-----------------------

The Company is in a new industry subject to the substantial business risks and uncertainties inherent to such an entity, including the potential risk of business failure.

Year 2000
---------

The Year 2000 issue relates to limitations in computer systems and applications that may prevent proper recognition of the Year 2000. The potential effect of the Year 2000 issue on the Company and its business partners will not be fully determinable until the Year 2000 and thereafter. If Year 2000 modifications are not properly completed either by the Company or entities with which the Company conducts business, the Company's revenues and financial condition could be adversely impacted.

                      The BigHub.com, Inc. and Subsidiary
                     (formerly known as iSleuth.com, Inc.)

            Notes To Consolidated Financial Statements - Continued

                 For The Years Ended October 31, 1999 and 1998


NOTE 2 - BASIS OF PRESENTATION, continued
-----------------------------------------

Property and Equipment
----------------------

Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Depreciation expense for the years ended October 31, 1999 and 1998 was $195,140 and $25,714, respectively. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

New Accounting Pronouncements
-----------------------------

The Company has adopted Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." In fiscal 1999, the Company capitalized external costs to acquire and customize software and internet website and search engine of approximately $1,375,000 for internal use as required under SOP 98-1 (see Note 3).

Impairment of Long-Lived Assets
-------------------------------

Management of the Company assesses the impairment of long-lived assets by comparing the future undiscounted net cash flows (without interest charges) from the use and ultimate disposition of such assets with their carrying amounts. The amount of impairment, if any, is measured based on fair value and is charged to operations in the period in which such impairment is determined by management.

Based upon the lack of revenues generated by the internet search engine and continuous losses from operations, the Company questioned the value of the search engine. During 1999, the Company had an independent appraiser value the search engine, and based in part on this valuation and estimated future nondiscounted cash flows, the Company recorded an impairment loss of its internet search engine. Accordingly, the Company charged an impairment loss of $228,607 to operations for fiscal 1999. No additional impairment has been determined by management as of October 31, 1999.

                      The BigHub.com, Inc. and Subsidiary
                     (formerly known as iSleuth.com, Inc.)

            Notes To Consolidated Financial Statements - Continued

                 For The Years Ended October 31, 1999 and 1998


NOTE 2 - BASIS OF PRESENTATION, continued
-----------------------------------------

Income Taxes
------------

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be recovered.

Stock Based Compensation
------------------------

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock Based Compensation," which defines a fair value based method of accounting for stock based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income (loss), as if the fair value method of accounting defined in SFAS 123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB 25.

Revenue Recognition
-------------------

Sales of goods and services and the related cost of sales are recognized when orders are received and goods are shipped or services are delivered. Sales for internet advertising are recorded when earned. Accounts receivable are periodically reviewed by management to assess collectibility. As of October 31, 1999 and 1998, the Company has recorded no reserve against accounts receivable as a result of management's review.

Advertising
-----------

The Company expenses all advertising as incurred. Amounts incurred for advertising expense for the years ended October 31, 1999 and 1998 were $846,735 and $0, respectively.

                      The BigHub.com, Inc. and Subsidiary
                     (formerly known as iSleuth.com, Inc.)

            Notes To Consolidated Financial Statements - Continued

                 For The Years Ended October 31, 1999 and 1998


NOTE 2 - BASIS OF PRESENTATION, continued
-----------------------------------------

Earnings Per Share
------------------

The Company has adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share." Under SFAS 128, basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Pro forma per share data has been computed using the weighted average number of common shares outstanding during the period. Because the Company has incurred net losses, basic and diluted loss per share are the same since additional potential common shares would be anti-dilutive.

Comprehensive Income
--------------------

The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements as is effective for fiscal years beginning after December 15, 1997. SFAS 130 had no effect on the Company's financial statements as it had no comprehensive income components.

Segment Information
-------------------

The Company has adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. As the Company is currently in the start-up phase in a new industry, it does not yet have any reportable segments.

Reverse Stock Split
-------------------

Effective August 10, 1998, the Company's Board of Directors approved a reverse stock split of twenty-to-one. In addition, the Company amended its articles of incorporation to authorize up to 50,000,000 shares of common stock with a par value of $.001 per share. All references throughout these financial statements to number of shares, per share amounts, stock option data and market prices of the Company's common stock have been restated to reflect the reverse stock split.

                      The BigHub.com, Inc. and Subsidiary
                     (formerly known as iSleuth.com, Inc.)

            Notes To Consolidated Financial Statements - Continued

                 For The Years Ended October 31, 1999 and 1998


NOTE 2 - BASIS OF PRESENTATION, continued
-----------------------------------------

Fair Value of Financial Instruments
-----------------------------------

The Company has adopted Statement of Financial Accounting Standards No. 107 ("SFAS 107"), "Disclosures About Fair Value of Financial Instruments." SFAS 107 requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amount of the Company's cash, accounts receivable, accounts payable and accrued liabilities approximates their estimated fair values due to the short-term maturities of those financial instruments. The fair value of the related party payables and notes payable to related parties are not determinable as these transactions are with related parties.

Recent Accounting Pronouncements
--------------------------------

The FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet at their fair value. This statement, as amended by SFAS 137, is effective for financial statements for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not expect the adoption of this standard to have a material impact on its results of operations, financial position or cash flows as it currently does not engage in any derivative or hedging activities.

Reclassifications
-----------------

Certain amounts have been reclassified in the 1998 consolidated financial statements to conform to the 1999 presentation.


NOTE 3 - PROPERTY AND EQUIPMENT
-------------------------------

Property and equipment consist of the following at October 31, 1999:

Internet website and search engine, net of impairment write-down  $  1,193,424
Internal-use software                                                  519,604
Furniture and equipment                                                  9,512
                                                                   -----------
                                                                     1,722,540

Less accumulated depreciation and amortization                        (220,314)
                                                                   -----------
                                                                  $  1,502,226
                                                                   ===========

                      The BigHub.com, Inc. and Subsidiary
                     (formerly known as iSleuth.com, Inc.)

            Notes To Consolidated Financial Statements - Continued

                 For The Years Ended October 31, 1999 and 1998


NOTE 4 - INCOME TAXES
---------------------

The tax effects of temporary differences that give rise to deferred taxes at October 31, 1999 are as follows:

Deferred tax asset:
   Net operating loss carryforward                     $       1,726,000
   Expense recognized for impairment write-down                   98,000
                                                        ----------------
         Total gross deferred tax assets                       1,824,000

   Less valuation allowance                                   (1,824,000)
                                                        ----------------
   Net deferred tax asset                              $               -
                                                        ================

The valuation allowance increased by approximately $1,606,000 and $204,000 during the years ended October 31, 1999 and 1998, respectively.

No current provision for income taxes for the years ended October 31, 1999 and 1998 is required, except for minimum state taxes of $800. The income tax provision differs from the amount computed by applying the U.S. Federal income tax rate of 34% to loss before income taxes as follows for the years ended October 31:

                                                       1999             1998
                                                  --------------   ------------

 Computed tax benefit at federal statutory rate   $  (1,345,000)   $   (171,000)
 State income tax benefit, net of federal effect       (261,000)        (33,000)
 Increase in valuation allowance                      1,606,000         204,000
 Other                                                      800             800
                                                   ------------     ------------

                                                  $         800    $        800
                                                   ============     ============

As of October 31, 1999, the Company had net operating loss carryforwards of approximately $4,520,370 and $2,260,188 for federal and state income tax reporting purposes, which expire in 2019 and 2007, respectively.

                      The BigHub.com, Inc. and Subsidiary
                     (formerly known as iSleuth.com, Inc.)

            Notes To Consolidated Financial Statements - Continued

                 For The Years Ended October 31, 1999 and 1998


NOTE 5 - STOCKHOLDERS' EQUITY (DEFICIT)
---------------------------------------

Preferred Stock
---------------

In October 1999, the Company amended its Articles of Incorporation to authorize up to 25,000,000 shares of $.001 par value preferred stock. In July 1998, the Company amended its articles of incorporation to authorize up to 10,000,000 shares of $.001 par value preferred stock. The preferred stock's participation rights as a class in any dividends or liquidation proceeds are limited to one percent. Each share of preferred stock receives one vote in stockholder voting matters. At the option of the Company, the preferred stock may be redeemed into the Company's common shares at an exchange rate of one share of common stock for each share of preferred stock.

Special Preferred Stock
-----------------------

In December 1998, the Company amended its articles of incorporation to authorize up to 25,000,000 shares of $0.001 par value special preferred stock. Of these 25,000,000 authorized shares, 12,500,000 were designated as Class A special preferred stock. The Class A special preferred stock is to receive no preference in dividend distributions or in the event of liquidation.

Each share of Class A special preferred stock shall receive two votes in stockholder voting. At the option of the Company, the special preferred stock may be redeemed into the Company's common stock at an exchange rate of one share of common stock for each share of special preferred stock. In October 1999, the Company amended its Articles of Incorporation to cancel the special preferred stock.

Equity Transactions
-------------------

In November 1997, the Company entered into an indemnification agreement with its previous officers and directors in exchange for the cancellation of 191,333 shares of the officers' and directors' common stock. No benefit was recorded as the value of the indemnification was not determinable.

In February, 1998, the Company issued 6,855 shares of common stock for $103,200 cash for the exercise of outstanding warrants from a prior offering. Additionally, the remaining outstanding warrants from the prior offering of 40,615 shares expired in June 1998.

In July 1998, the Company commenced a private placement limited offering ("PPLO") to sell up to 1,000,000 shares of its common stock at a share price of $0.15 (the "1998 Private Placement"). Provisions of the PPLO included an anti-dilution clause which pre-empted the effects of the subsequent reverse stock split (see Note 1). In fiscal 1998, 976,000 shares were sold for $131,400 (net of a note receivable of $15,000). In fiscal 1999, an additional 192,000 shares were sold for $28,800.

                      The BigHub.com, Inc. and Subsidiary
                     (formerly known as iSleuth.com, Inc.)

            Notes To Consolidated Financial Statements - Continued

                 For The Years Ended October 31, 1999 and 1998


NOTE 5 - STOCKHOLDERS' EQUITY (DEFICIT), continued
--------------------------------------------------

In connection with the acquisition and exercise of the related option discussed in Note 1, in August and September 1998, the Company issued 1,700,000 shares of its common stock and 1,000,000 shares of its preferred stock valued at $405,000 (based on a value of $0.15 per share from the PPLO).

In August 1998, the Company entered into an agreement with a stockholder in which the Company converted 100,000 shares of the Company's common stock for 5,000,000 shares of the Company's preferred stock. In connection with this conversion, the Company incurred a beneficial conversion of $735,000, which was recorded as common stock dividends in the accompanying consolidated balance sheet. The fair market value of the common stock and preferred stock on the date of conversion was $0.15 per share based on the PPLO.

Common shares issued for services during the year ended October 31, 1998 totaled 24,833 at a value of $3,725 (based on a value of $0.15 per share from the PPLO).

In December 1998, the Company converted a related party note payable in the amount of $442,827 into 1,600,000 shares of the Company's common stock ($0.28 per share exchange price exceeds the fair value per share of $0.15 per share from the PPLO).

In December 1998, the Company entered into an agreement with a stockholder in which the Company converted 5,000,000 shares of the Company's preferred stock for 7,750,000 shares of the Company's Class A special preferred stock. Pursuant to the agreement, the Company gained access to a $1,000,000 line of credit through the stockholder which the Company never utilized. During 1999, the stockholder cancelled the Company's access to the line of credit. In connection with this transaction, the Company incurred a beneficial conversion of $412,500, which was record as additional interest expense in the accompanying consolidated statement operations. The fair market value of the common stock on the date of conversion was determined to be $0.15 per share based on the Company's PPLO.

In December 1998, the Company issued 500,000 shares of the Company's Class A special preferred stock for services rendered (based on a value of $0.15 per share from the PPLO).

In April 1999, the Company redeemed 1,000,000 shares of preferred stock for an equivalent number of shares of common stock according to the terms of the Company's preferred stock.

                      The BigHub.com, Inc. and Subsidiary
                     (formerly known as iSleuth.com, Inc.)

            Notes To Consolidated Financial Statements - Continued

                 For The Years Ended October 31, 1999 and 1998


NOTE 5 - STOCKHOLDERS' EQUITY (DEFICIT), continued
--------------------------------------------------

In April 1999, the Company redeemed 2,062,500 shares of the Company's Class A special preferred stock for 2,062,500 shares of the Company's common stock according to the terms of the Class A special preferred stock. In June 1999, the Company entered into an agreement with a stockholder in which the Company redeemed the remaining 6,187,500 shares of the Company's Class A special preferred stock for 8,187,300 shares of the Company's common stock. In connection with this redemption, the Company incurred a beneficial conversion of $299,920, which was recorded as preferred stock dividends in the accompanying consolidated balance sheet (based on a value of $0.15 per share from the PPLO).

In fiscal 1999, the Company issued 61,000 shares of its common stock for services valued at $9,150, based on the value of $0.15 per share from the PPLO.

In July 1999, pursuant to a private placement memorandum (the "1999 Private Placement") in which the Company may sell up to 1,313,629 shares of its common stock at a price of $5.28 per share, the Company sold 284,090 shares of common stock for $1,500,000 in cash.

Stock Options
-------------

During 1999, the Company adopted a stock option plan (the "Plan"). Under the Plan, incentive stock options and nonqualified options may be granted to officers, employers and outside consultants of the Company for the purchase of up to 1,500,000 of the Company's common stock. Additionally, non-plan options may also be granted. Expiration dates for the grants may not exceed 10 years from the date of grant. The exercise price of the incentive stock options shall not be less than 100% of the fair market value of the Company's common stock, as determined by either the price the stock is being traded publicly, or by a price determined by the compensation committee, at the date of grant. The exercise price of the nonqualified stock options shall not be less than 85% of the fair market value of the Company's common stock.

During 1999, the Company issued options to purchase 272,500 shares of the Company's common stock at an exercise price ranging from $2.75 to $6.34 per share to Company employees. The options vest 33% each year from the date of grant and are exercisable through October 2009. Under APB 25, no compensation expense will be recorded related to these options.

                      The BigHub.com, Inc. and Subsidiary
                     (formerly known as iSleuth.com, Inc.)

            Notes To Consolidated Financial Statements - Continued

                 For The Years Ended October 31, 1999 and 1998


NOTE 5 - STOCKHOLDERS' EQUITY (DEFICIT), continued
--------------------------------------------------

From time to time, the Company issues options to purchase common stock pursuant to various agreements. Under the terms of various agreements with outside consultants, the Company issued options to purchase 200,000 shares of the Company's common stock at an exercise price of $4.48 per share (the estimated fair market value on the date of grant ranged from $5.28 to $5.875 per share based on the quoted exchange price). The options vest over a three-year period from the date of grant and are exercisable through June 2009. Under SFAS 123, total consulting expense to be recognized over the vesting period is $782,500, of which none was recognized at October 31, 1999.

The following is a summary of the stock options activity for the years ended October 31, 1999 and 1998:


                                                                                     Weighted Average
                                                                    Options           Exercise Price
                                                               ------------------  --------------------
   Balance, November 1, 1997 and October 31, 1998                             -                     -

       Granted                                                          472,500                 4.57
       Exercised                                                              -                     -
       Expired                                                                -                     -
                                                                ---------------       ---------------

   Balance, October 31, 1999                                            472,500      $          4.57
                                                                ===============       ==============

   Exercisable, October 31, 1999                                              -      $              -
                                                                ===============       ===============

   Weighted average fair value of options granted
      in 1999                                                                        $          3.60
                                                                                      ===============


452,500 of the options outstanding at October 31, 1999 have exercise prices of $4.00 to $6.34 with a weighted average exercise price of $4.65 and a weighted average remaining contractual life of 9.67 years. The remaining 20,000 options have an exercise price of $2.75, with a weighted average exercise price of $2.75 and a weighted average remaining contractual life of 10 years.

The fair value for each option was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: (i) fair value equal to the quoted exchange price on the date of grant; (ii) risk-free interest rate of 6.25%; (iii) dividend yield of 0%; (iv) expected life of the options of 3 years; and (v) volatility of 110%.

                      The BigHub.com, Inc. and Subsidiary
                     (formerly known as iSleuth.com, Inc.)

            Notes To Consolidated Financial Statements - Continued

                 For The Years Ended October 31, 1999 and 1998


NOTE 5 - STOCKHOLDERS' EQUITY (DEFICIT), continued
--------------------------------------------------

Had compensation cost for the Company's 1999 options been determined consistent with SFAS 123, the Company's net loss and net loss per share for the period ended October 31, 1999 and 1998 would approximate the pro forma amounts below:

                                                    1999                                       1998
                                   ----------------------------------------    --------------------------------------
                                      As Reported            Pro Forma            As Reported           Pro Forma
                                   -------------------    -----------------    ------------------    ----------------
Net loss                            $     (3,956,451)     $   (3,956,451)      $       (504,361)    $      (504,361)
                                     ===============       =============        ===============      ==============
Basic and diluted loss per
  share                             $          (0.58)     $        (0.58)      $          (0.72)    $         (0.72)
                                     ===============       =============        ===============      ==============

Warrants
--------

From time to time, the Company issues warrants pursuant to various consulting agreements. As indicated above, all warrants were either exercised or expired during fiscal 1998 and no new warrants were issued in fiscal 1999 or 1998.

NOTE 6 - EARNINGS PER SHARE
---------------------------

Basic and diluted loss per common share is computed as follows:

                                                                              1999                     1998
                                                                       -------------------      --------------------
Numerator for basic and diluted loss per common share:
     Loss from continuing operations                                    $     (4,023,451)       $        (223,638)
     Preferred dividends                                                        (299,920)                       -
                                                                         ---------------         ----------------
     Loss from continuing operations available to
      common shareholder                                                      (4,323,371)                (223,638)

     Discontinued operations                                                           -                 (280,723)
     Extraordinary item                                                           67,000                        -
                                                                         ---------------         ----------------

     Net loss                                                           $     (4,256,371)        $       (504,361)
                                                                         ===============         ================
Denominator for basic and diluted loss per common share:
     Weighted average common shares outstanding                                7,307,582                  701,165
                                                                         ===============         ================

                      The BigHub.com, Inc. and Subsidiary
                     (formerly known as iSleuth.com, Inc.)

            Notes To Consolidated Financial Statements - Continued

                 For The Years Ended October 31, 1999 and 1998


NOTE 6 - EARNINGS PER SHARE, continued
--------------------------------------

Basic and diluted loss available to common shareholder
 per common share:
     Loss from continuing operations                                    $         (0.59)        $         (0.32)
     Discontinued operations                                                          -                   (0.40)
     Extraordinary item                                                            0.01                       -
                                                                         --------------          --------------

     Net loss                                                           $         (0.58)        $         (0.72)
                                                                         ==============          ==============


NOTE 7 - RELATED PARTY TRANSACTIONS
-----------------------------------

Notes Payable to Related Parties
--------------------------------

During the year ended October 31, 1999, the Company borrowed $950,000 for working capital purposes from two stockholders and an affiliate. The notes bear interest of 10% per annum and are due on the earlier of the closing of the first tranche of the Company's future private placement or April 2000. Interest expense related to these notes totaled $5,125 during fiscal 1999.

During the year ended October 31, 1998, the Company borrowed funds for working capital purposes from its principal stockholder. As of October 31, 1998, the Company owed the stockholder $442,727 related to these borrowings. Such notes were assignable without the Company's consent, accrued interest at 10% per annum with principal and interest due on demand. Interest expense during 1998 related to these borrowings totaled $4,500. In December 1998, the Company converted these borrowings to 1,600,000 common shares (see Note 5).

Also included in due to related parties at October 31, 1998 was a $67,000 note payable to a minority stockholder of the Company. The unsecured note, bearing interest at 10%, was convertible into shares of the Company's restricted common tock at $2.69 per share (50% of the post-split opening price). Related interest expense during 1998 totaled $1,675. During 1999, the Company entered into a mutual release agreement with the noteholder and a related party whereby a promissory note payable totaling $67,000 was forgiven. The Company recorded the resulting gain as an extraordinary item in the accompanying consolidated statements of operations.

Operating Lease
---------------

The Company sub-leases its facilities from an affiliate on a month-to-month basis. Pursuant to the sub-lease agreement, the monthly lease amount was $4,661 for June and July 1999, and $6,800 per month thereafter. Total rent expense for the years ended October 31, 1999 and 1998 was $29,722 and $0, respectively.

                      The BigHub.com, Inc. and Subsidiary
                     (formerly known as iSleuth.com, Inc.)

            Notes To Consolidated Financial Statements - Continued

                 For The Years Ended October 31, 1999 and 1998


NOTE 7 - RELATED PARTY TRANSACTIONS, continued
----------------------------------------------

Affiliate Agreement
-------------------

The Company has three-year Affiliate Agreement with an affiliate in which the Company provides strategic placement of advertising and marketing internet banners on the Company's web site. Upon the launch of the affiliate's web site, the affiliate shall pay the Company a monthly fee of $50,000 for the first year, $100,000 for the second year, and $125,000 for the third year. At October 1999, the Company has not received any payments nor recorded any revenue related to this agreement, as the affiliate's website has not yet been launched.

Consulting Agreement
--------------------

In April 1999, the Company entered into a three-year consulting agreement with a related party. Pursuant to the agreement, the Company shall pay the related party $41,500 per month for consulting services. Additionally the Company shall provide the lead consultant with full health and life insurance benefits during the term of the agreement. The aggregate minimum annual commitment for future payments at October 31, 1999 was $1,245,000. During the year ended October 31, 1999, the Company incurred $290,500 under this agreement which is included in related party payables at October 31, 1999 (see below).

Strategic Marketing Agreement
-----------------------------

The Company has entered into a five-year Strategic Marketing Agreement ("Marketing Agreement") with an affiliate in which the Company provides strategic placement of advertising and marketing internet banners on the Company's web site. In connection with the Marketing Agreement, the Company received a common stock warrant to purchase 250,000 shares of the affiliate's restricted common stock with an exercise price of $5.00 per share (equal to the exchange price of the affiliated common stock on the date of grant). The Company will not record any revenue related to this warrant until the warrant is exercised.

Co-Marketing Agreement
----------------------

The Company has a Co-Marketing Agreement with an affiliate whereby the Company and the affiliate will co-brand the Company's web site. In connection with the agreement, the Company and the affiliate will pay each other fees in an amount equal to 50% of each other's net revenues. The Company shall receive 60% of net revenues received from advertising activities. At October 31, 1999, no revenues or expenses have been generated under this agreement, as the websites have not yet been launched.

                      The BigHub.com, Inc. and Subsidiary
                     (formerly known as iSleuth.com, Inc.)

            Notes To Consolidated Financial Statements - Continued

                 For The Years Ended October 31, 1999 and 1998


NOTE 7 - RELATED PARTY TRANSACTIONS, continued
----------------------------------------------

License Agreement
-----------------

In November 1999, the Company entered into a Back-end Processing Technology License Agreement ("License") with an affiliate for a five-year term with an automatic three-year renewal. Pursuant to the License, the Company agrees to pay the affiliate 75% of the aggregate cash collected from the sub-leasing of the License to third parties. No amounts were recorded under the agreement through October 31, 1999.

Related Party Payables
----------------------

Related party payables includes a $394,672 payable to an affiliate for services performed by the affiliate for the development of the Company's search engine and website. The Company has capitalized $340,482 charged by the affiliate for development costs incurred to date and has expensed $88,564 charged by the affiliate. Estimated future costs to be incurred for the development of the search engine as of October 31, 1999 are $5,145,000.

In addition, related party payables include a payable to a stockholder in the amount of $100,000 for expenses paid by the stockholder on behalf of the Company and a $290,500 payable to a related party pursuant to a consulting agreement (see above).

NOTE 8 - DISCONTINUED OPERATIONS
--------------------------------

In November 1997, management elected to discontinue its managed health care operations consisting of two medical clinics. The first clinic was sold in November 1997, and the second clinic was sold in July 1998. The Company used November 1, 1997 as the measurement date for the disposals. The clinics were disposed of by permitting a former officer and stockholder to assume substantially all of the Company's then existing indebtedness. The obligations assumed are nonrecourse to the Company.

The components of the discontinued operations are as follows:

         Gain on sale of segment:
              Sale proceeds                                   $         -
              Less book value of assets at November 1997         (302,705)
              Add liabilities assumed by buyer                    379,051
                                                               ----------

                                                              $    76,346
                                                               ==========

                      The BigHub.com, Inc. and Subsidiary
                     (formerly known as iSleuth.com, Inc.)

            Notes To Consolidated Financial Statements - Continued

                 For The Years Ended October 31, 1999 and 1998


NOTE 8 - DISCONTINUED OPERATIONS, continued
-------------------------------------------

   Loss from operations of discontinued operations from measurement date to disposal date:
      Revenues                                         $         262,867
      Expenses                                                  (619,936)
                                                        ----------------

                                                       $        (357,069)
                                                        ================

NOTE 9 - COMMITMENTS
--------------------

Employment Agreement
--------------------

The Company has various employment agreement with officers and employees which provide for an annual base salaries ranging from $175,000 to $275,000 and expire on various dates through July 2002.

Litigation
----------

In the ordinary course of business, there are claims and lawsuits brought by or against the Company. In the opinion of management, the ultimate outcome of these matters will not materially affect the Company's operations or financial position.